Exhibit 99.1

For release Western Circuit and Analyst Wire.

June 17, 2005

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES EXPANSION OF SHARE REPURCHASE PLAN

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today announced the expansion of the Company’s common stock share repurchase plan to allow for repurchase of 500,000 additional shares under the plan. Approximately 624,000 shares remain available for repurchase by the Company under the expanded plan.

Repurchases under the program are subject to the future discretion of management and the Board of Directors and as market conditions warrant. The repurchase program does not obligate the Registrant to acquire any specific number of shares and may be discontinued at any time. There is no guarantee as to the exact number of shares, if any, to be repurchased by the Registrant prior to the completion of the repurchase program. The Registrant will cancel the shares purchased and return them to the status of authorized, unissued shares. All purchases will be in accordance with the terms, conditions and restrictions contained in SEC Rule 10(b)-18.

The forward-looking statements included herein are based on assumptions regarding the Company’s business, which involve judgments with respect to, among other things, future economic and competitive conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements contained herein speak as of the date of this report and the Company undertakes no obligation to update such statements after the date hereof.

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533